Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-10 and related preliminary base shelf prospectus (collectively, the “Registration Statement”) of Shaw Communications Inc. (the “Corporation”), relating to the offer and issue of Debt Securities, Class B Non-Voting Participating Shares, Class 1 Preferred Shares, Class 2 Preferred Shares, Warrants to purchase Equity Securities or Debt Securities, Share Purchase Contracts and Units, up to an aggregate initial offering price of $2.5 billion, filed with the United States Securities and Exchange Commission (the “Commission”) on March 2, 2009 and to the incorporation by reference therein of our reports dated October 21, 2008 with respect to the consolidated financial statements of the Corporation for the year ended August 31, 2008 and the effectiveness of internal control over financial reporting as of August 31, 2008 included in the Corporation’s Annual Report to Shareholders, filed with the Commission as Exhibit 99.1 to the Form 40-F of the Corporation.
We also consent to the use, through incorporation by reference, in the above mentioned Registration Statement of our report dated October 21, 2008 to the Board of Directors of the Corporation with respect to the Reconciliation to United States Generally Accepted Accounting Principles as at August 31, 2008 and 2007 and for each of the years in the three year period ended August 31, 2008.

Calgary, Canada March 2, 2009	/s/ Ernst & Young LLP Ernst & Young LLP Chartered Accountants